Exhibit 10.1

October 17, 2006

                             PERSONAL & CONFIDENTIAL

Thomas Walpole

Dear Tom:

Further to our recent discussions, this is to confirm to you the terms of the expatriate offer for the position of President, Novelis Asia. You will be located in Seoul, Republic of Korea, and you will report to me.

The terms and conditions of this expatriate assignment are as follows:

1.        Starting Date And Duration
          --------------------------

          The effective date of your appointment is February 01, 2007. The anticipated duration of this assignment is three years. Actual duration will be reviewed annually.

2.        Status of Employment
          --------------------------

          You will be an employee of and paid by Novelis, Inc. Your status is that of an employee of Novelis, Inc. seconded to Novelis Korea Limited. U.S. laws provide that a U.S. employee may remain outside of the United States for an extended term and yet retain participation in a number of the Novelis Corporation Benefit Plans and the U.S. Social Security system.

          However, in order to maintain your participation in these plans, it is essential that Novelis retain certain customary employee management rights as your employer during your secondment. There is no reason why in practice this retention of rights in Novelis should in any way interfere with your ability to work loyally and effectively for Novelis Korea Limited.

          Within the context of the Novelis Policy on International Assignments, your status is defined as being that of a U.S. based expatriate on assignment in the Republic of Korea.

3.        Compensation Package
          --------------------------

          Your base compensation and benefits package is designed to provide you with a level of income and benefits which are similar to those you would have received in the U.S.A. in a similar position.

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          (a)      Position Grade
                   --------------
                   The Position Grade is Grade 47.

          (b)      Home Base Salary
                   ----------------
                   Your home base salary will be US$ 270,000.00 per annum.

                   Your home base salary will be subject to review periodically in accordance with Novelis salary administration practices in the U.S.A.

          (c)      Expatriate Premium
                   ------------------
                   You will receive an Expatriate Premium, which is 10% of your Home Base Salary, net after tax per annum. This premium will be adjusted as and when your Home Base Salary is adjusted.

          (d)      Location Allowance
                   ------------------
                   You will receive a Location Allowance, which is 10% of your Home Base Salary, net after tax per annum. This premium will be adjusted as and when your Home Base Salary is adjusted.

          (e)      Short Term Incentive Plan (STIP)
                   --------------------------------
                   In addition to base salary, this position also includes participation in Novelis' STI program. The target payout for your position will be 55% of your base salary annually, $148,500. Your 2007 STIP participation will be determined on the basis of 12 months in this new role. The performance measures for this plan will be built around Novelis performance objectives for the corporation and your business unit. Depending on the level of the results, the actual bonus could be as high as two-times the prorated target or 110% of your base salary or as low as zero.

          (f)      Novelis Corporation Long Term Incentive
                   ---------------------------------------
                   You will be eligible for participation in Novelis' LTI program, the LTIP target for your grade is $300,000 and actual grant may be adjusted from that amount. Novelis is in the process of developing a new plan for approval by shareholders in October. We anticipate making a grant shortly thereafter for a three-year performance period. It is expected that the performance measure will be the total shareholder return of Novelis compared to the return of the companies in the S&P Industrials Index. Depending on the level of the results, the actual LTI earned for a period could be as high as two and one-half times target (would be higher if Novelis share price increases from date of grant) or as low as zero. Targets for each position have not yet been established. It is anticipated that the plan design will require the payout to be made in Novelis shares.

          (g)      Flexible Perquisites Program
                   ----------------------------
                   As an employee on the expatriate program you will not participate in the Novelis Flexible Perquisites Program.

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          (h)      Method of Salary Payment
                   ------------------------
                   Your salary will be paid to you in U.S. dollars by Novelis Corporation.

          (i)      Savings Plan
                   ------------
                   You will be eligible to continue your active participation in the 401(k) on the compensation paid by Novelis.

          (j)      Goods and Services Adjustment
                   -----------------------------
                   You will receive an allowance or have a deduction made, as the case may be, to compensate for the differences in relative costs of goods and services between Seoul, Republic of Korea and the U.S.A. This allowance, or deduction, will vary from time to time. Currently, this allowance is approximately $37,000 while you are on single status, and would be adjusted to approximately $74,000 when your family moves to Korea.

4.        Retirement Base
          ---------------

          The U.S.A. is designated as your Retirement Base.

5.        Pension
          -------

          As an employee of Novelis Corporation, you will continue to participate in the Novelis Pension Plan during the term of your assignment. You will not be eligible to join the pension and related benefit plans of Korea.

6.        Life and Business Travel Accident Insurance
          -------------------------------------------

          During your assignment, you will continue to be covered by the Novelis Life Insurance and Business Travel Accident Plans. You may continue to purchase optional and dependent life insurance.

          Annual adjustments to your coverage and resulting contribution changes will take into consideration any salary adjustment you might receive during your assignment.

7.        Long-Term Disability
          --------------------

          You will also maintain coverage under the Novelis Long Term Disability Plan. The provisions of that plan are explained in the Novelis benefits materials, a copy of which you already have from your annual enrollment. The cost of this program is borne by the company.

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8.        Social Security
          ---------------

          You will continue to participate in the United States Social Security System. If required to make contributions to Korean Social Security, these funds will be reimbursed to you.

9.        Medical and Dental Insurance
          ----------------------------

          You (and your family, when relocated) will be covered for medical and dental insurance under Novelis' plans for expatriates. In addition, services of S.O.S., an independent contract firm which provides emergency medical advice, referral and if necessary medical evacuation will continue.

10.       Automobile
          ----------

          United States
          -------------
          Novelis will establish a guaranteed sale price for one personal vehicle based on published market resale values. Upon submission of appropriate documents, you will be reimbursed for any shortfall between published market resale price and actual sale price. The maximum reimbursement is limited to 15% of the published resale price. You will be responsible for arranging and executing the sale before leaving the United States, or before your family leaves the United States.

          Seoul
          -----
          Novelis Korea Limited will provide you with a company car for your business and personal use. In line with practice in the Republic of Korea, you will also be provided with the services of a company driver for your business and personal use, with priority given to business requirements.

11.       Leave
          -----

          (a)      Vacation
                   --------
                   Your entitlement will continue according to the Novelis schedule.

          (b)      Home Leave
                   ----------
                   The United States is designated as your Home Leave base.

          (c)      Travel Costs
                   ------------
                   Home leaves will be granted for the duration of this assignment. When your family arrives in Korea, you and each member of your family will be entitled to one (1) round trip airfare ticket between Seoul and the U.S.A. Prior to your family's move to Korea, the company will pay for appropriate trips as needed for family contact. The cost of the airfares will be for the Company's account. All other incidental expenses incurred during any home leave trip will be for your account.

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12.       Relocation
          ----------

          It is understood that your family may not move to Seoul during the first year of the assignment. When you move, Novelis will reimburse you, in the most tax-effective manner, for the following expenses:

               a. Upon relocation you will be entitled to business class airfare via the most direct route between Cleveland and Seoul, as well as reasonable travel expenses.

               b. Novelis will be responsible for the cost of shipping a small shipment of your household goods and personal effects from Cleveland to Seoul.

          When your family joins you in Seoul, Novelis will reimburse you, in the most tax-effective manner, for the following expenses:

               a. Upon relocation, business class airfares via the most direct route between Cleveland and Seoul, as well as reasonable expenses arising from travel for your family.

               b. Novelis will provide you with a miscellaneous relocation allowance of one (1) month's salary net of taxes. This allowance is meant to cover incidental expenses incurred as a result of expenses incurred as a result of your move such as, but not limited to, carpets, drapes, curtains, fresh paint, licensing of second car, purchase of replacement household equipment when the electrical current is not compatible with current equipment, etc.

               c. Novelis will be responsible for the cost of storing and/or shipping your household goods and personal effects from Cleveland to Seoul.

13.       Housing
          -------

          United States
          -------------
          Novelis will provide standard assistance to sell your home. If you utilize the Company provided assistance with the sale of your house, you will receive Home Country Housing Cost charge applied to your pay for the term of this assignment. This housing charge reflects comparable U.S. housing costs. The current housing charge is approximately $35,000 per year. If you do not sell your house with company assistance, this housing charge does not apply.

          Seoul
          -----
          The full cost of appropriate fully furnished accommodations, including utilities (gas, electric and water service), in Korea will be born by Novelis Korea Limited for the use of you and your family during the term of the assignment. Since the company is paying for your full housing costs while on assignment, there is no housing allowance.

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14.       Sports/Social Club
          ------------------

          The cost of joining and maintaining a family membership in one sports/social club in Seoul will be for Novelis Korea Limited account. Expenses incurred at the club, other than those that are for business entertainment will be for your account. This provision is a taxable benefit to you and the hypothetical tax cost will also be for Novelis Korea Limited account.

15.       Professional assistance for the preparation of income tax returns
          -----------------------------------------------------------------

          You will be provided with the services of professional consultants for the preparation of your personal income tax requirements in Korea and the United States. The fees for this service will be for Novelis Korea Limited account. Any tax liabilities you incur in Korea, over and above what you would be required to pay from your regular employment status with Novelis in the United States will be for the Company's account.

16.       Children's Education
          --------------------

          The Company recognizes the need for English-speaking schooling. When your family moves to Korea, Novelis will pay for your children to attend an international school, including tuition and books.

17.       Compassionate Leave
          -------------------

          In addition to the trips outlined above, should a member of your immediate family not residing with you in Seoul suffer life-threatening illness, injury or death, assistance will be provided to allow you/and your wife to be with the relative or attend to necessary arrangements.

18.       Change in Status
          ----------------

          Should the duration of this assignment or the position itself change significantly, then certain parts of this letter will have to be re-discussed with you. Should the scope of the assignment change significantly, you will be entitled to repatriation as described in section 19.

19.       Repatriation to the United States
          ---------------------------------

          Upon completion or termination of this assignment, every effort will be made to provide a position of equal or greater responsibility. Should there be no suitable position available at that time within Novelis, you and your wife will be repatriated by the company to the United States. Your employment will be terminated in accordance with the severance policy then in effect in the United States.

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20.       Change of Control
          -----------------

          Novelis management is in the process of developing a change of control policy that will take effect January 7, 2007, the content of which and participant list is subject to approval by the Board of Directors. Management will be recommending to the Board that the President Novelis Asia position be covered by an individual change of control agreement.

21.       Contacts
          --------

          Mr. Ken Grillo will be your contact in the United States. Your contact in the Republic of Korea will be Bernie Sanders.

Kindly indicate your acceptance of this offer by signing where indicated below and returning the letter to me. Please make a copy for your file.

                                                         Yours Sincerely,

                                                         /s/ Martha Brooks
                                                         -----------------------
                                                         Martha Brooks
                                                         Chief Operating Officer
                                                         Novelis Corporation

Accepted: /s/ Thomas Walpole
          ------------------
          Thomas Walpole

Dated: 10-20-2006


Copies to:
      Kenneth C. Dunn
      Ken Grillo
      Dennis Harrish
      Bernie Sanders